Calculation of Filing Fee Tables
S-8
PIPER SANDLER COMPANIES
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	3,087,152	$ 79.10	$ 244,193,723.20	0.0001381	$ 33,723.15
Total Offering Amounts:						$ 244,193,723.20		$ 33,723.15
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 33,723.15
Offering Note
[1]	Note 1a. This registration statement shall also cover any additional shares of common stock, par value $0.01 per share (the "Common Stock"), of the registrant which become issuable with respect to the shares of Common Stock registered hereunder for issuance under the Piper Sandler Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (as amended and restated May 17, 2023) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock. Note 1b. Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(h) and Rule 457(c), based on the average of the high and low sale prices per share of Common Stock on May 18, 2026, as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources